Exhibit 8.1

[Vinson & Elkins L.L.P. Letterhead]

November 30, 2005

Enterprise Products Partners L.P.
2727 N. Loop West
Houston, Texas 77008

Ladies and Gentlemen:

     We have participated in the preparation of Enterprise Products Partners L.P.’s, a Delaware Limited partnership (the “Partnership”) registration statement on Form S-3 (No. 333-12350) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 4, 2005, and declared effective by the Commission on March 23, 2005 (the “Registration Statement”). We have also participated in the preparation of the prospectus relating to the Registration Statement and included as a part thereof and the prospectus supplement dated November 30, 2005 filed with the Commission under Rule 424(b) under the Securities Act (collectively, the “Prospectus”).

     The statements as to matters of law and legal conclusions in the Prospectus under the captions “Material Tax Consequences” and “Tax Consequences” are accurate and complete in all material respects as of the respective dates of such statements and constitute our opinion, which is subject to the assumptions and qualifications set forth herein.

     We hereby consent to the references to this firm under the captions “Material Tax Consequences” and “Tax Consequences” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K. By giving such consent, we do not admit that we are within the category of persons whose consent in required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.